EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson dated December 14, 2007 of our report dated May 7, 2007 with respect to the consolidated financial statements of Thomson included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 11, 2007, as amended by Amendment No. 1 on Form 20-F/A of Thomson, filed with the Securities and Exchange Commission on July 24, 2007.

KPMG Audit
A division of KPMG S.A.

/s/ Isabelle Allen	/s/ Grégoire Menou

Paris La Défense, France

February 4, 2008